Exhibit 10.6
Final Draft
FORM OIL AND GAS DEED, ASSIGNMENT, ASSUMPTION AND BILL OF SALE
FOR
CONVEYANCE OF OIL AND GAS (INCLUDING CBM AND CMM) RIGHTS
(INCLUDES LEASES, WELLS AND EQUIPMENT, ASSOCIATED RIGHTS AND BOOKS AND RECORDS)
FROM
PEABODY ENTITIES TO CNX GAS COMPANY LLC

Recording Request by and Return to:
CNX Gas Company LLC
5 Penn Center West, Suite 401
Pittsburgh, Pennsylvania 15276-0102
(For recording purposes only)
     OIL AND GAS DEED, ASSIGNMENT, ASSUMPTION AND BILL OF SALE
     THIS OIL AND GAS DEED, ASSIGNMENT, ASSUMPTION AND BILL OF SALE (together with all exhibits hereto, this “Deed”), effective as of 12:00 a.m. Central Time on the 1st day of April, 2007 (“Effective Time”), is made between Peabody Entity (holding oil and gas and CBM/CMM interests in the county), a Delaware                     , whose address is 701 Market Street, St. Louis, Missouri 63101 (“Grantor”) and CNX Gas Company LLC, a Virginia limited liability company, whose address is 5 Penn Center West, Suite 401, Pittsburgh, PA 15276-0102 (“Grantee”). Grantor and Grantee are sometimes referred to individually as “Party” or collectively as “Parties”.
     WHEREAS, on the terms and conditions set forth herein, Grantor desires to grant, sell, convey, transfer, and assign to Grantee, its successors and assigns forever, those oil and gas rights, title, interests, estates and claims together with wells, equipment, and other assets and rights described in this Deed;
     WHEREAS, Grantor, its successors and assigns forever, shall retain those reserved rights and minerals expressly described in this Deed;
     WHEREAS, Grantee has agreed to purchase and accept those oil and gas rights, title, interests, estates and claims, and wells, equipment and other assets described in this Deed, and to assume, pay, discharge and perform certain obligations and liabilities with regard to such assets; and
     WHEREAS, the Parties agree that the obligations and covenants contained herein are intended to run with the land and bind the Parties and their respective successors and assigns forever.

     NOW THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, Grantor and Grantee agree as follows:
I. Definitions.
     In addition to terms defined elsewhere in this Deed, the following terms with initial capital letters, when and in this Deed, shall have the meanings set forth below:
     “Applicable Program” means a domestic, international or foreign renewable or alternative energy, emissions reduction or emissions quantification, certification or reporting program, scheme, organization or Legal Requirement, adopted by a Governmental Authority or otherwise, or other similar program, public or private, with respect to which exists a market of any size, a registry or a reporting system for or with respect to ERCs or attributes of ERCs. Without limiting the generality of the foregoing, Applicable Program includes any legislation introduced into the U.S. Congress between 2000 and the date of this Deed, whether or not enacted, as well as any current, or future legislation or regulation concerned with renewable energy, alternative energy, carbon or carbon-equivalents, greenhouse gases, or any actions that would result in or be recognized as “early action” under such programs, or any Legal Requirement involving or administered by any Governmental Authority, GIS or any other entity, public or private, that may or does certify the generation of an ERC under any present or future domestic, international, or foreign ERC or other emissions trading program.
     “CBM” means all occluded coal bed methane gas and all associated natural gas and other hydrocarbons of whatever quality or quantity normally within, produced, or emitted from a coal seam or any related, associated superincumbent or adjacent rock material or strata.
     “CMM” means coal mine methane and gob gas from inactive or sealed areas which is liberated and accumulates within a fractured collapsed zone, mine void, or mine workings resulting from all forms of mining.
     “Contracts” means any written agreement, contract, mortgage, deed of trust, bond, indenture, lease (other than Oil and Gas leases and Partial Assignment Leases), license, note, joint operating agreement, division order, Oil and Gas unitization, pooling, or communitization agreement, declaration, or order, crude oil or gas sales or purchase contract, gathering, transportation or marketing agreement, easement, right-of-way, surface use or access agreement, service or supply agreement, certificate, option, warrant, right, or other instrument, document, obligation or agreement (and any ratifications or amendments to such Contracts whether or not such ratifications or amendments are described on Exhibit “C”); provided that “Contract” shall not include any such agreements, contracts or other rights to the extent they relate to any Reserved Rights.
     “ERCs” mean any and all aspects, claims, characteristics or benefits related to the production, use, capture, flaring, burning, fueling, storage or sequestration of CBM and CMM produced by Grantee from the Lands containing the Oil and Gas Interests that are capable of being measured, verified or calculated, and which can produce credits, benefits, offsets, reductions, or allowances, howsoever entitled, or are otherwise capable of being recognized under an Applicable Program. Without limiting the generality of the foregoing, ERCs include those environmental or greenhouse gas emission reduction credits or allowances based on the production, sale, use or flaring of CBM or CMM produced by Grantee from the Lands containing the Oil and Gas Interests in lieu of venting such CBM or CMM to the atmosphere or otherwise disposing of or using such gases, resulting in the voluntary reduction in emissions to levels of control recognized by an Applicable Program. ERCs also include any action by Grantee relating to CBM or CMM produced from the Lands containing the Oil and Gas Interests that would be recognized as beneficial or of value in the event that any Governmental Authority imposes any tax, levy, surcharge or other imposition on emissions of air pollutants, including greenhouse gases, or on products or services that are related to such emissions, including, without limitation, any “carbon tax.”
     “GIS” means a generation information system, generation attribute tracking system or other system that records generation from renewable or alternative energy or energy with other beneficial attributes in any particular geographic region, such as WREGIS, NEPOOL, GIS, ERCOT, PJM, M-RETS, or, if applicable, an Independent System Operator or a Regional Transmission Organization.
     “Governmental Authority” means: (a) the United States of America; (b) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities, provinces, parishes and the like); (c) any Native American or Tribal entity; and (d) any court, quasi-governmental authority, tribunal, department, commission, board, bureau, agency, authority or instrumentality of any of the foregoing.
     “Lands” means that real property overlying or containing the Oil and Gas Interests and described on Exhibit “A” and depicted on Exhibits “A-1” through “A-___”.
     “Legal Requirement” means applicable common law and any statute, ordinance, code, law, rule, regulation, order, technical or other written standard, requirement or procedure enacted, adopted, promulgated, applied or followed by, or any agreement entered into by, any Governmental Authority, including any judgment, judicial decision, writ, order, injunction, award or decree of or by any Governmental Authority.
     “Lien” means, with respect to any asset included in the Subject Property, any security agreement, financing statement filed with any Governmental Authority, conditional sale agreement, capital lease or title retention agreement relating to such asset, any lease, consignment or bailment given for purposes of security, any right of first refusal, equitable interest, lien, mortgage, indenture, pledge, option, charge, encumbrance, adverse interest, constructive trust or other trust, claims, attachment, exception to or defect in title or other ownership interest (including reservations, rights of entry, possibilities of reverter, encroachments, easements, rights-of-way, restrictive covenants, leases and licenses) of any kind, which otherwise constitutes an interest in or claim against Grantor’s title to such asset, whether arising pursuant to any Legal Requirement, any Contract or otherwise.

     “Oil and Gas” means oil and gas, CBM, CMM, and other liquid or gaseous hydrocarbons, including condensate and other substances produced therewith.
     “Partial Assignment Leases” means certain Oil and Gas leases under which Grantor is lessor that cover part of the Oil and Gas Interests and are further described on Exhibit “C”.
     “Permit” means any approval, license, consent, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement authorizing the exploration, development or production of Oil and/or Gas.
II. Grant of Subject Property
     Grantor hereby grants, sells, conveys, transfers, assigns, and delivers to Grantee, [confirm language on a jurisdiction-by-jurisdiction basis] subject to the covenants, terms, exceptions, conditions, restrictions, and Reserved Rights set forth herein, all of Grantor’s rights, title, interests, estates and claims in and to the following real and personal property as the same exist as of the Effective Time or as of such other date expressly set forth herein (all of the following, collectively, the “Subject Property”):
     A. Oil and Gas Interests: All of Grantor’s fee, leasehold, mineral, royalty and other rights and interests in and to Oil and Gas, in, on or under approximately [___] acres of land described on Exhibit “A” attached hereto and depicted on the maps attached hereto as Exhibits [“A-1” through “A-___”] (including, without limitation, landowners’ or reserved royalties, overriding royalties, rights to free gas either reserved in favor of or granted to Grantor and its Affiliates, as well as any right to vent CBM and CMM or stimulate coal seams except as otherwise provided in this Deed) (collectively, the “Oil and Gas Interests”); provided, however, that the Oil and Gas Interests shall include all Oil and Gas rights and interests owned by Grantor or any of Grantor’s Predecessors or Affiliates (each as hereinafter defined) as of the Effective Time in the lands depicted on the maps attached hereto as Exhibits [“A-1” through “A- “], whether or not such Oil and Gas rights and interests are described on Exhibit “A”.
     B. Wells and Equipment: All of Grantor’s rights and interests in and to the Oil and Gas wells, test wells, and water injection wells (collectively, the “Wells”), as described on Exhibit “B” attached hereto, together with (i) all related wellhead equipment, pumps, machinery, materials and supplies, and (ii) only to the extent solely related to the Wells, all surface facilities, flowlines, tanks, buildings, injection facilities, water and gas gathering systems, compression facilities, metering devices, saltwater disposal facilities, powerlines, and other similar infrastructure. the material items of which are described on Exhibit “B” (collectively, the “Equipment”).
     C. Other Agreements: All of Grantor’s rights, title, and interests in, to, under, or derived from all Contracts, Partial Assignment Leases, and Permits (collectively, the “Other Agreements”), including without limitation those described on Exhibit “C” attached hereto, in each case only to the extent they relate solely to any of the Oil and Gas Interests or the production and sale of Oil and Gas attributable to such Oil and Gas Interests, and, in the case of the Partial Assignment Leases, subject to and reserving in favor of Grantor (i) all rights, interests, benefits, duties and obligations under such Partial Assignment Leases that are not incident to the ownership, operation or exploitation of Oil and Gas including, without limitation, the rights to explore for, develop, mine, produce, transport and sell coal, and any other rights to develop any surface or mineral rights from the Lands subject to the Partial Assignment Leases, surface owner compensation, enforcement of surface use restrictions, and the rights to enforce such reserved rights and interests and to pursue all claims and remedies (including termination) under applicable Legal Requirements against lessees, operators, agents, contractors, successors and assigns for any breach or default of the provisions of a Partial Assignment Lease, and (ii) all rights to sequester carbon dioxide and other gases which are not Oil and Gas conveyed hereby to Grantee; provided that such reservation does not include any right to prohibit or restrict Grantee’s ability to assign or otherwise transfer Grantee’s rights with respect to the underlying Oil and Gas to a third party, subject to the Reserved Rights.
     D. Associated Rights: All nonexclusive express or implied rights at law associated with ownership or control of Oil and Gas in and under the Land that Grantor may currently have (collectively, the “Associated Rights”):
          1. to use and occupy so much of the surface of the Land, and develop, produce, and consume so much of the available surface or groundwater on or under the Land not otherwise subject to Grantor’s Reserved Rights, as are reasonable and necessary to explore for, develop, produce, process, store, transport, and sell Oil and Gas from the Land;
          2. except as limited by the provisions of Sections III and IV hereof, to: (i) stimulate coal seams on or under the Land for the extraction of Oil and Gas, and (ii) vent, flare or use any CBM or CMM produced or recovered from coal seams or any existing mines on the Land; and
          3. except to the extent constituting a Reserved Right, to claim (or hereafter acquire the right to claim): (i) any ERCs (as hereinafter defined) associated with Grantee’s production and sale, use or flaring of CBM and CMM from the Lands containing the Oil and Gas Interests in lieu of venting such CBM or CMM to the atmosphere or otherwise disposing of or using such gases; and (ii) any other credits or allowances (including any tax credits or allowances) relating to production and sale, use or flaring of CBM or CMM by Grantee in advance of coal mining operations by Grantor, or its successors and assigns, on the Lands containing the Oil and Gas Interests (the rights described in clauses (i) and (ii) collectively, the “ERC Rights”); provided, however, that in exercising any ERC Rights, Grantee shall not take any action that results or would reasonably be expected to result in additional costs, impairment or interference (all such additional costs, impairment or interference as determined by Grantor in good faith) to Grantor in connection with any operations conducted pursuant to the Reserved Rights. In the event that Grantee takes any action that results or would reasonably be expected to result in additional costs, impairment or interference (all such additional costs, impairment or interference as determined by Grantor in good faith) to Grantor in connection with any operations conducted pursuant to the Reserved Rights, promptly upon Grantor’s request, Grantee shall relinquish and reassign, for no additional consideration, all such ERC Rights to Grantor who shall then have the right to deal with such ERC Rights for its own account; provided, however, that such relinquishment and reassignment only shall apply to ERC Rights on a site-specific basis, in an area reasonably defined by Grantor and only to the extent necessary for the exercise of its Reserved Rights.
It is expressly agreed that the Associated Rights shall not include any ownership interest in or title to surface of the Land or to the Reserved Minerals owned or hereafter acquired by Grantor.
     E. Tax Credits: All rights Grantor may now have or later acquire to claim any tax credits, except for any such tax credits which may arise from the exercise of the Reserved Rights, relating to the exploration and production by Grantee of Oil and Gas after the Effective Time with respect to the Subject Property.
     F. Books and Records: Copies of all accounting, land and Contracts files and records, and all drilling, engineering, geologic and technical records, files, maps, data, analyses, drawings, blueprints, financial assurances, bonds, and insurance policies (only to the extent an outstanding claim has been filed under any such policy with respect to any of the Oil and Gas Interests), schematics, reports, lists, and plans and processes to the extent the same were obtained or prepared for the sole purpose of evaluating and developing the oil and gas potential of the Oil and Gas Interests and Wells and Equipment (collectively, “Books and Records”), which are in the physical possession of Grantor, or with respect to which Grantor has the right of access and the ability to obtain copies, as of April 1, 2007 or as of June 20, 2007; provided, however, that Grantor shall use commercially reasonable efforts to obtain and make available to Grantee Books and Records that are not in the physical possession of Grantor as of April 1, 2007 or as of June 20, 2007. It is agreed by the Parties that the Books and Records shall not include: (i) any general accounting, financial or tax records, (ii) any books, files, records and other materials and data that are subject to confidentiality obligations or other similar restrictions under agreements with third persons who are not Affiliates of Grantor, or (iii) any books, files, records and other materials and data that were obtained, prepared or received by Grantor or any of its agents, consultants or representatives in connection with: (a) purposes other than evaluating and developing the Oil and Gas potential of the Oil and Gas Interests, (b) Grantor’s exercise of its Reserved Rights, (c) Grantor’s internal evaluation of the Subject Property for management purposes, or (d) marketing the Subject Property to Grantee and others.
     G. Insurance Claims: All rights to insurance proceeds receivable after the Effective Time with respect to any Assumed Liabilities (as defined below) insured on a “claims made” basis, and all insurance proceeds (to the extent not already expended by Grantor to restore or replace a lost or damaged asset, which replacement asset shall be a Subject Property) received prior to June 20, 2007 hereof with respect to any asset which, if held by Grantor as of the Effective time, would be a Subject Property.
III. Limitation on Grant of Subject Property
     A. The Oil and Gas Interests, Wells and Equipment, and Associated Rights are subject to, limited by, junior and subordinate to all conveyances, leases, easements, encumbrances (other than encumbrances arising from or relating to mortgages, deeds of trust, pledges or similar encumbrances designed to collateralize indebtedness in favor of lenders to

Grantor or Grantor’s current or former Affiliates unrelated to the Oil and Gas Interests, Wells and Equipment, and Associated Rights covering any of the Land), licenses, options, and rights-of-way of which Grantee has actual notice, or as to which Grantee is deemed to have received record notice or notice through reasonable inquiry as of the Effective Time. As used herein, the term “Affiliates” shall mean with respect to either Grantor or Grantee, any person or entity controlling, controlled by, or under common control with Grantor or Grantee, as applicable. The term “control” as used in the immediately preceding sentence, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled person or entity, whether through the ownership of voting securities or voting interests, by contract or otherwise. For purposes of the definition, an Affiliate includes not only present Affiliates but former Affiliates during the period of time each was an Affiliate.
     B. Grantor’s grant, sale, conveyance, transfer, and assignment of the Subject Property to Grantee in Section II hereof, and the manner in which the Parties shall hereafter conduct their respective activities and operations on or with respect to the Land, the Subject Property, and the Reserved Minerals are expressly subject to and bound by the covenants, terms, exceptions, conditions, promises, undertakings, reservations, and restrictions specified in this Deed (whether or not so captioned) including all exhibits hereto (collectively, “Covenants”). The Covenants are intended to touch and concern the Land, and run with the Land, so as to bind Grantor and Grantee and their respective lessees, successors, and assigns in perpetuity.
     C. The Subject Property shall not include, and Grantor specifically excludes from this Deed: (i) any accounts receivable accruing or attributable to the Subject Property for the period prior to the Effective Time; (ii) all production of Oil and Gas from or attributable to the Subject Property with respect to all periods prior to the Effective Time and all proceeds attributable thereto; (iii) any refund of Taxes, costs or expenses borne by Grantor or its predecessors in title attributable to the period prior to the Effective Time; (iv) any rights, titles, estates or interests owned, leased, held or otherwise controlled by Grantor in the Lands that are not otherwise described or included in Section II hereof; (v) all Oil and Gas rights, estates, interests, and claims in and to properties other than the Lands except as otherwise expressly provided herein, as well as all Reserved Rights and data, books, maps, records and other information relating thereto; (vi) except for common law or statutory rights to use the surface as an incident or right appurtenant to the Oil and Gas Interests, all surface rights and estates in the Lands, and all roads, ditches and other surface improvements on such Lands; and (vii) other than the Grantor Reviewable Data (as defined herein), all books, records, files, material, information and data that were obtained, prepared or received by Grantor or any of its agents, consultants or representatives (w) for purposes other than evaluating and developing the oil and gas potential of the Oil and Gas Interests, Wells and Equipment, (x) in connection with Grantor’s exercise of the Reserved Rights, (y) in connection with internal evaluations of the Subject Property for management purposes, or (z) in connection with the marketing of the Subject Property or the evaluation and negotiation of transfer contemplated herein (collectively, the “Excluded Assets”). For purposes of this Deed, the term “Taxes” means all levies and assessments of any kind or nature imposed by any Governmental Authority, including all income, sales, use, ad valorem, value added, franchise, severance, production, net or gross proceeds, withholding, payroll, employment, F.I.C.A., excise or property taxes, levies production, or other payment required to be made to any state abandoned property administrator or other public official pursuant to an abandoned property, escheat or similar law, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto.
IV. Grantor’s Reserved Rights and Subordination
     A. Reserved Rights: In addition to the Excluded Assets, Grantor hereby excludes from this Deed and reserves and retains to itself and its successors and assigns all rights, title, interests, and estates now held or hereafter acquired in, under, or with respect to the Lands not expressly assigned, conveyed, or transferred to Grantee in Section II hereof, which include, without limitation, the following rights, estates and interests which shall exist in perpetuity, shall be senior to the rights and interests granted, sold, conveyed, transferred and assigned in this Deed to Grantee, and may be exercised by Grantor without creating any duty or obligation (including any obligation to compensate Grantee for lost or vented CBM or CMM) to Grantee except as otherwise provided in Exhibit “D” hereto (collectively, the “Reserved Rights”):
          1. all minerals and other substances, other than Oil and Gas including, without limitation, coal and minerals mixed with the coal (other than CBM or CMM), gravel, limestone, hardrock and metallic minerals, rock, and their constituent products (collectively, “Reserved Minerals”) and all strata containing such Reserved Minerals; provided, however, Grantee shall have the right to drill into, through, over, or under any coal seam or other Reserved Minerals as provided in this Deed and Exhibit “D” attached hereto;
          2. to explore for, test, drill, develop, mine (by surface mining and any other current or future mining method), remove, process, store, transport, load, market, and sell all Reserved Minerals;
          3. to exercise any other rights, interests, benefits, and perform duties and obligations, relating to the development of the surface estate owned or held by Grantor covering any part of the Land;.
          4. to own, use, develop (including the right to change the permitted use or zoning for any purposes described in this Section IV except to the extent that such zoning would prohibit exploration and production of Oil and Gas hereby conveyed), lease, option, or sell all or any part of the surface estate of the Land;
          5. all facilities, fixtures, improvements, and personal property owned or held by Grantor located on, in or under the Land which are other than the Wells and Equipment ;
          6. use the surface or subsurface of the Land (including any underground mine workings or voids) for any and all purposes relating to prospecting, drilling for, developing, mining, taking out, removing, processing, storing, transporting, loading, or disposing of Reserved Minerals or mine wastes including, without limitation, injection of slurry produced from the Land or other real property; removal of topsoil and subsurface rock, construction, operation, and removal or abandonment of shafts, airways, mine openings, drainage systems, drifts, passageways, pits, platforms, roads, railways, reservoirs and surface impoundments, and utilities, dewatering of Reserved Minerals and strata in communication therewith, and utilization of all underground workings and facilities in furtherance of sequestering carbon dioxide and other gases (other than Oil and Gas conveyed hereby to Grantee); provided that no such subsurface (other than seams of coal, active or inactive coal mines or gob) shall be used for storage, injection or sequestration in strata designed or reasonably expected to migrate into or communicate with sands, shales or other zones or formations in the Lands, with respect to which natural gas and oil wells drilled into such sands, shales or other zones or formations reasonably could be expected to produce natural gas or oil in paying quantities or commercial quantities;
          7. to use the surface or subsurface of the Land to perform any reclamation, remediation, or restoration activities associated with Grantor’s exercise of its other Reserved Rights (including, without limitation, any pre-mining or post mining operations) in this Section IV.A. on or with respect to the Land or other real property as required under applicable agreements, laws, regulations, Permits regardless of when the events occurred necessitating such uses;
          8. to remove subjacent support in or adjacent to the Land and allow the surface and other strata to subside; without any liability of any kind to Grantee except as otherwise expressly provided in Exhibit “D” attached hereto;
          9. to remove, vent, dissipate, or dilute CBM or CMM from a coal seam or underground mine workings to the extent necessary to operate coal mines in such underground mine workings in an unimpeded and uninterrupted manner consistent with state and federal mine safety standards, applicable permits or Grantor’s operating procedures and practices, consistently applied, without any obligation to recover such CBM or CMM or compensate Grantee for such loss; provided, however, except as otherwise set forth in Section II.D.3, Grantor shall not have the right to capture, process, sell or flare such CBM or CMM, unless Grantee is unwilling or unable to do so in a manner that does not interfere with Peabody’s exercise of the Reserved Rights;
          10. to appropriate, own, discharge, or use surface and groundwater in, on, under, or appurtenant to the Land;
          11. to utilize all access agreements, easements and rights-of-way, licenses, surface use agreements, and other approvals and authorizations now held or hereafter obtained by Grantor in connection with exercising any of its other Reserved Rights in this Section IV.A.;
          12. to mortgage, pledge, or secure financing by encumbering or leasing, any of the Reserved Rights in this Section IV.A. in connection with activities or operations of Grantor or its Affiliates on the Land or other real property;
          13. to prohibit any stimulation of CBM or CMM or any other Oil and Gas in any Workable Coal Bed (as defined in Exhibit “D” hereto) if determined by Grantor (or any Affiliate, successor, transferee, licensee or assignee then producing or having the right to produce the Reserved Minerals) to materially impede production, give rise to material safety or regulatory concerns, or materially increase the costs of mining operations with respect to the Reserved Minerals; and

          14. to conduct any agricultural, commercial, industrial (including, without limitation, coal-to-gas or liquefaction facilities, power plants, subsurface commercial gas storage in zones, underground mine workings, or sealed areas not containing commercially recoverable Oil and Gas, or sequestration of carbon dioxide or other gases (provided that such sequestration is not designed or reasonably expected to migrate into or communicate with zones or formations in the Lands containing paying or commercial quantities of Oil and Gas hereby conveyed to Grantee)), residential, recreational, or other surface or subsurface activities or operations on or in the Land.
     B. Subject Property is Subordinate to Reserved Rights: Except to the extent otherwise agreed in Development Plans (as defined in Section V) or as expressly provided in Other Agreements, all Oil and Gas Interests, Wells and Equipment, and Associated Rights assigned, conveyed, or transferred to Grantee by this Deed and Grantee’s exercise of such rights and the subsequent conduct of all operations relating thereto shall be junior, subordinated and subject to Grantor’s exercise of its senior Reserved Rights in accordance with the terms and conditions of this Deed. Grantee acknowledges that: (i) the timing for Oil and Gas development on some of the Land may be delayed due to the exercise of the Reserved Rights by Grantor and its lessees, successors and assigns, and (ii) some of the Land may be unsuitable for Oil and Gas development for various reasons including unnatural and unstable surface, inadequate subjacent or lateral support, restrictions by governmental authorities pending completion of mining reclamation and remediation, or other conditions arising out of the prior use of the Lands or Grantor’s or its lessees’, successors’ or assigns’ exercise of the Reserved Rights.
     C. Exercise of the Parties’ Rights: Except as expressly set forth in this Deed and Exhibit “D”, in the event of an irreconcilable conflict or dispute between the Parties following a good faith effort by the Parties to resolve any such irreconcilable conflict or dispute, Grantor’s Reserved Rights shall be senior to and have absolute priority over Grantee’s rights, title, and interests set forth in this Deed and shall supersede any implied rights at common law or, to the extent allowed by applicable law, statutory rights Grantee would otherwise have. In exercising its Reserved Rights, and subject to the provisions of this Deed (including, without limitation, as expressly set forth in Exhibit “D”), Grantor shall have the right to suspend, mine-through or remove Grantee’s Oil and Gas assets and operations whether now existing or hereafter developed without qualification, limitation or restriction except as expressly set forth in this Deed or Exhibit “D” hereto.
V. Cooperative Development Plans and Operations
     A. Development Plans: Prior to September 1st of each year after the date hereof, Grantor’s and Grantee’s designated representatives, acting on behalf of each Party and its lessees, successors, and assigns, shall meet and confer at a mutually acceptable time and place in good faith for the purposes of exchanging information as to reasonably foreseeable Oil and Gas, mining, or other activities or operations on the Land and formulating mutually acceptable written cooperative development plans (“Development Plans”) that will provide for the orderly and safe development and production of both Reserved Minerals and Oil and Gas from the Land, avoid or minimize future land use and operational conflicts between the Parties, and establish an exclusive process for promptly resolving all causes of action (at law or equity) and claims by one

Party against the other Party arising directly or indirectly from the Parties’ exercise of their respective rights and interests herein. From time to time, upon the written request of either Party, Grantor and Grantee and their respective lessees, successors, and assigns shall each designate in writing no more than a total of three (3) representatives representing all Oil and Gas Interests and three (3) representatives representing all Reserved Rights. The designated representatives will be responsible for formulating all Development Plans for the Oil and Gas Interests and Reserved Rights in each county in which this Deed is recorded. Either Party may designate information disclosed during such meetings as confidential and proprietary. Development Plans shall be executed by the Parties, be promptly recorded in the appropriate government land records, and be binding on Grantor and Grantee and their respective lessees, successors and assigns. Absent an approved Development Plan as to any county, and provided that the Parties have complied with the obligation in this Section V.A. to meet and confer in good faith, all of the Parties’ respective operations conducted on or with respect to the Land located in such county shall be subject to the terms and conditions of this Deed and Exhibit “D”.
     B. Information Sharing:
          1. Subject to the terms and conditions set forth herein, on or before December 31, 2007,, Grantor covenants and agrees to provide, and Grantee shall be entitled to review, regional maps of coal drill hole data showing the depths and thickness of mineable coal seams relating to the Oil and Gas Interests and other geologic and coal data and information (including gas content and desorption information, but excluding coal quality information) relating to the two pilot test areas referred to as the “Broughton” and “Eagle #3” prospect areas (collectively the “Reviewable Data”). Grantee shall submit a site-specific request relating to the Oil and Gas Interests to review the Reviewable Data in writing not less than ten (10) business days in advance of the requested view date. Grantor shall make the Reviewable Data available to Grantee at Grantee’s sole cost and expense during normal business hours at Grantor’s offices in St. Louis, Missouri.
          2. Beginning on January 1, 2008, on or before March 31st of each year, Grantee (as long as Grantee is not an entity whose primary business is coal production) may submit a request for specific drill hole data (including gas content and desorption information, but excluding coal quality information) (each a “Drill Hole Data Request”) from one or more Grantee areas of interest with respect to the Oil and Gas Interests (each an “AOI”) that Grantee is reasonably likely to use for Oil and Gas exploration and development within the next following twenty four (24) months, the location information for which shall be presented on a coordinate system basis; provided, however, that Grantee only may submit Drill Hole Data Requests for AOIs of not more than an aggregate amount of 16,000 acres annually. The size of each AOI will be calculated based on the number of anticipated wells in any given AOI multiplied by (i) forty (40) acres per vertical well or (ii) one hundred sixty (160) acres per horizontal well. Within ninety (90) days of a Drill Hole Data Request, Grantor shall provide Grantee with all drill hole data for an area surrounding each AOI, where such area is approximately five (5) times the size of the AOI (for example, a fifty (50) vertical well program affects 2,000 acres (fifty (50) wells multiplied by forty (40) acres per well); therefore, drill hole data will be requested for a 10,000 acre area that includes, and is centered on, the 2,000 acre AOI).

          3. Beginning on January 1, 2008, on or before June 30th of each year, Grantor (as long as Grantor is not an entity whose primary business is Oil and Gas production) may submit a Drill Hole Data Request with respect to any AOI in which Grantee is contemplating test drilling and has delivered a Drill Hole Data Request pursuant to Section V.B.2 above. In the event that Grantor requests any additional drilling and testing work while Grantee is in the process of conducting its test drilling on any AOI, and Grantor’s request results in incremental work or cost to Grantee, Grantor shall pay Grantee for such incremental cost for such drilling and testing. Within ninety (90) days of Grantee’s completion of such drilling and testing work, Grantee shall provide Grantor with the results of Grantee’s standard testing program, in addition to the results of any incremental work requested by Grantor.
          4. Grantee covenants and agrees that any Grantor Reviewable Data, Books and Records or the results of any Drill Hole Data Request reviewed or received by Grantee from Grantor shall be for Grantee’s sole use, and under no circumstances shall any Affiliate of Grantee, whose primary business relates to coal, be permitted to review or receive such Grantor Reviewable Data, Books and Records or the results of any Drill Hole Data Request. In the event that any officer, director, member or manager of any Affiliate of Grantee, whose primary business relates to coal, also serves as an officer, director, member or manager of Grantee, Grantee shall employ reasonable measures to ensure that such officer, director, member or manager is not made privy to any Grantor Reviewable Data, Books and Records or the results of any Drill Hole Data Request.
     C. Cooperative Development: Subject to the terms and conditions of this Deed, Exhibit “D” and any applicable Development Plan, each Party agrees to reasonably cooperate with, execute written consents or other agreements in favor of, and not oppose or raise any objections to, the other Party’s permit applications or requests for government or other approvals required for activities or operations conducted pursuant to any rights granted or reserved hereunder or in any approved Development Plan.
     D. Confidentiality: All information (whether written, electronic, or oral) provided by the Parties to each other pursuant to the Deed or in connection with the preparation of a Development Plan, including any Grantor Reviewable Data, Books and Records or Drill Hole Data Requests, shall be maintained strictly confidential as more fully set forth in a Confidentiality Agreement substantially in the form attached hereto as Attachment “D-1” to Exhibit “D” to the Deed (each a “Confidentiality Agreement”).
VI. Title to Subject Property and Disclaimers
     A. Conveyance with Limited Warranty: The Subject Property is being conveyed by Grantor “as is” and “where is” and without any representations and warranties of title, express or implied, except as otherwise expressly provided herein. Except for Permitted Liens, Grantor warrants that title to the Subject Property is free and clear of all claims, liens and encumbrances arising by, through or under Grantor and any of its Affiliates who are predecessors-in-title to Grantor (collectively, “Grantor’s Predecessors”). The term “Permitted Liens” means with respect to any asset or assets that comprise the Subject Property, as the context requires: (i) any lien securing taxes, assessments and governmental charges not yet due and payable or being contested in good faith (and for which adequate accruals or reserves have been established); (ii) any customary zoning law or ordinance or any similar Legal Requirement; (iii) any customary right reserved to any Governmental Authority to regulate the affected asset or assets; (iv) any Lien (other than Liens securing indebtedness or arising out of the obligation to pay money) which does not and shall not individually or in the aggregate with one or more other Liens materially interfere with the right or ability to own, use, enjoy, produce, mine, or operate the assets, or to convey good title to the same, or materially detract from their value; (v) any inchoate materialmen’s, mechanic’s, workmen’s, repairmen’s or other like liens arising in the ordinary course of business relating to the assets; (vi) the reservations, reverters and other rights granted or reserved herein; (vii) any Partial Assignment Lease; (viii) any joint operating agreement, crude oil or gas sales or purchase agreement, division order or Other Agreement; (ix) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases, existing deed or water rights restrictions, historic preservation restrictions and ordinances, building restrictions and ordinances, zoning, planning and land use restrictions, and other rights and interests required for surface operations, roads, railways, pipelines, powerlines, transmission and transportation lines and other like uses, or for the common use of real estate, rights-of-way, facilities and equipment; (x) all claims, liens and encumbrances to the extent Grantee has received actual notice or record notice; (xi) any third-party consents which are obtained and in force and effect on the date hereof; (xii) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale and conveyance of such asset or assets if the same are customarily sought subsequent to such sale and conveyance; (xiii) all rights of reassignment upon surrender or any expiration of any lease; (xiv) environmental and title defects as have been waived by Grantee; (xv) Liens that Grantor shows by affirmative evidence have been released as of June 20, 2007; (xvi) defects in the early chain of title consisting of mere failure to recite marital status in a document or omissions of successors of heirship proceedings, unless Grantee provides affirmative evidence that such failure or omission has resulted in another person’s or entity’s superior claim of title to the relevant asset; (xvii) defects that have been cured by possession under applicable statutes of limitation for adverse possession or prescription; (xviii) defects based solely on lack of information in Grantor’s files; and (xix) all burdens on Oil and Gas production of which Grantee has actual notice (as set forth on Exhibit “E” hereto) or record notice; provided that “Permitted Liens” shall not include any Lien securing any debt, encumbrance or monetary claim, or any pledge, deed of trust, mortgage, security interest or similar lien, caused, created or allowed by Grantor or its Affiliates, which could prevent or interfere with the conduct of the business of Grantee. Classification of any Lien as a “Permitted Lien” shall not affect any liability which Grantor may otherwise have under this Deed, including any indemnity obligation hereunder.
     B. Grantor’s Authorization: Grantor represents that its representative executing this Deed is duly authorized to execute this Deed and all other related documents on behalf of Grantor. Grantor hereby assigns to Grantee, to the extent assignable and without warranty of any kind, all covenants of title, warranties and representations relating to the Oil and Gas Interests, Wells and Equipment, and Associated Rights received by Grantor from Grantor’s Predecessors, however, Grantor shall have no duty or obligation to assert any rights under such covenants, warranties, or representations.

     C. Subsequent Conveyances: For no additional consideration, Grantor shall hereafter execute and deliver to Grantee, or secure from Grantor’s Predecessors or Affiliates, if necessary, a deed, assignment, assumption and bill of sale with a warranty of title by, through, or under Grantor, Grantor’s Predecessors or Affiliates, as the case may be, but without any other warranties or representations, express or implied, assigning, delivering and transferring to Grantee any Oil and Gas Interests, Wells and Equipment and/or Associated Rights that are determined after the date hereof to be owned or held by Grantor or Grantor’s Predecessors as of the Effective Time. All subsequent conveyances by Grantor or any of Grantor’s Predecessors or Affiliates of such additional Oil and Gas Interests shall be made using this Deed form unless otherwise mutually agreed by the Parties. However, Grantee agrees that Grantor shall have no duty or obligation to convey, or to cause Grantor’s Predecessors or Affiliates to convey, any Oil and Gas Interests acquired by Grantor or any of Grantor’s Predecessors or Affiliates in the Lands after the Effective Time that are not described on Exhibit “A” or depicted on Exhibits “A-1” through “A-___.”
     D. DISCLAIMERS: THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW, REGULATIONS OR ORDERS, TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS SECTION VI. ARE “CONSPICUOUS” DISCLAIMERS. GRANTOR EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WHATSOEVER WITH RESPECT TO THE SUBJECT PROPERTY EXCEPT AS OTHERWISE PROVIDED IN THIS DEED. SPECIFICALLY WITHOUT LIMITATION OF THE IMMEDIATELY PRECEDING SENTENCE, GRANTOR EXPRESSLY DISCLAIMS AND NEGATES AS TO ALL WELLS AND EQUIPMENT INCLUDED IN THE SUBJECT PROPERTY: (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY; (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; AND (III) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, IT BEING EXPRESSLY UNDERSTOOD BY GRANTEE THAT ALL WELLS AND EQUIPMENT INCLUDED WITHIN THE SUBJECT PROPERTY ARE BEING CONVEYED TO GRANTEE “AS IS,” “WHERE IS,” WITH ALL FAULTS, AND IN THE PRESENT CONDITION AND STATE OF REPAIR. EXCEPT AS EXPRESSLY SET FORTH IN THIS DEED OR THE ATTACHMENTS HERETO, WITH RESPECT TO THE PEABODY OIL AND GAS INTERESTS, PEABODY MAKES NO, AND HEREBY DISCLAIMS, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (1) ITS RIGHTS TO OR OWNERSHIP OF CBM OR CMM IN OR ASSOCIATED WITH THE PEABODY OIL AND GAS INTERESTS; (2) THE QUANTITY OR QUALITY OF OIL AND GAS CONTAINED IN THE OIL AND GAS INTERESTS; (3) ANY AND ALL GEOLOGIC, LAND OR TECHNICAL DATA AND INFORMATION PROVIDED TO GRANTEE REGARDING THE OIL AND GAS INTERESTS; (4) THE GEOLOGY OR OPERATIONAL CONDITIONS EXISTING OR TO BE ENCOUNTERED ON OR WITH RESPECT TO THE LAND CONTAINING THE OIL AND GAS INTERESTS BUT NOT LIMITED TO, ADEQUATE SUBJACENT OR LATERAL SUPPORT OF THE LAND OR ADJACENT LAND, OR THE ENVIRONMENTAL CONDITION OF THE LAND, OR OTHER CONDITIONS ARISING OUT OF THE PRIOR USE OF THE LAND; OR (5) GRANTOR’S RIGHTS TO OBTAIN ACCESS TO OR OVER THE SURFACE OF THE LAND CONTAINING THE OIL AND GAS INTERESTS, TO UTILIZE THE SURFACE OF SUCH LANDS IN CONNECTION WITH OIL AND GAS

ACTIVITIES OR OPERATIONS CONTEMPLATED BY THIS DEED, OR TO APPROPRIATE OR USE WATER PRODUCED IN CONNECTION WITH CBM OPERATIONS.
VII. Oil and Gas Production
     If done in compliance with the provisions of this Deed and Exhibit “D”, Grantee shall have the right to drill into, through, over, or under the Reserved Minerals, and to fracture coal seams and surrounding rock to produce and vent CBM from any coal seam owned, all or in part, by Grantor in, on, or underlying the Land. In addition, subject to complying with the provisions of this Deed and Exhibit “D”, Grantee shall also have the right to explore for, produce, market, and sell and/or vent, flare or beneficially use CMM from inactive or sealed underground mine workings, gob zones or voids created by the past, present, or future mining of coal under the Land subject, however, to Grantor’s Reserved Rights and all applicable Legal Requirements and Permits. Grantee, at its sole cost and expense, shall obtain and fully comply with all Permits required to discharge, process, or reinject water produced during Oil and Gas operations. Except in connection with the exercise of Reserved Rights or as set forth in Exhibit “D” hereto or in any Development Plan, Grantor shall not interfere with Grantee’s legal, Permit, or regulatory obligations.
VIII. Surface Rights
     A. Without in any way limiting Grantee’s common law or statutory rights (if any) to use the surface overlying the Oil and Gas Interests arising from, or incident or appurtenant to its ownership of the Oil and Gas Interests, the Wells and Equipment, and Associated Rights, with respect to any part of the surface estate of the Lands as of June 8, 2007 that is or was owned by Grantor or its Affiliates, upon the written request of Grantee, Grantor and each of its successors and assigns (as the case may be) covenant and agree to execute and deliver, and Grantor agrees to cause its Affiliates to execute and deliver, to Grantee (or any entity with whom Grantee has entered into a joint operating agreement, pursuant to which Grantee is participating or has a right to participate in the subject operations) one or more Surface Use Agreements (each a “Surface Use Agreement”), in the form previously agreed to by the Parties, under which Grantee shall have the non-exclusive right to use so much of the surface of the Land on a site-specific basis as is reasonable and necessary for the exploration, testing, venting, flaring, use, production, processing, storage, and transportation of Oil and Gas, or the installation of equipment, fixtures, improvements, pipelines, and electrical lines associated with such operations. Each Surface Use Agreement entered into pursuant to this Section VIII shall be executed and delivered in recordable form, and upon execution and delivery of such Surface Use Agreement, the Parties immediately shall record such Surface Use Agreement in the recorder’s office or office for land records of the applicable county.
     B. Transfers; Relation to Surface Use Agreements:
          1. Prior to June 20, 2012, Grantor covenants and agrees that it shall not sell, assign, or otherwise permanently transfer, and Grantor shall cause its Affiliates not to sell, assign or otherwise permanently transfer, any interest in the surface estate overlying the Oil and Gas

Interests that is owned or leased by Grantor or an Affiliate as of June8, 2007 except by a recordable instrument which makes such sale, assignment or other permanent transfer under and subject to the obligation to enter into a Surface Use Agreement, consistent with the terms hereof, with Grantee (or any entity with whom Grantee has entered into a joint operating agreement, pursuant to which Grantee is participating or has a right to participate in the subject operations); provided that such obligation shall expire as to Grantor, its Affiliates, and/or Grantor’s successors, assigns and transferees on such fifth anniversary. After June 20, 2012, Grantor or its Affiliates and/or Grantor’s successors, assigns and transferees to the surface estate (as the case may be), shall be permitted to sell, assign, transfer, or otherwise deal with any portion of such surface overlying the Oil and Gas Interests which is not then subject to a valid Surface Use Agreement, free of any obligation to Grantee to enter into a Surface Use Agreement.
          2. If at any time Grantor or any Grantor Affiliate desires to transfer an estate in the surface overlying the Oil and Gas Interests (then owned by Grantee) that is owned or leased by Grantor or such Affiliate as of June 8, 2007 in a transaction which is less than a sale, assignment or other permanent transfer, Grantor shall make, and Grantor shall cause its Affiliates to make, such transfer under and subject to the duty to enter into a Surface Use Agreement with Grantee.
IX. Coal Mine Liability
     A. Coal Mine Conditions: Grantee shall have no duty or liability to clean up or remediate any hazardous or toxic substance or other environmental condition caused, produced, or generated during Grantor’s or Grantor’s Predecessors’ or its successors’ coal mining operations, except as otherwise agreed by the Parties in writing.
     B. Coal Mine Ownership: Grantor shall retain ownership of any existing vent hole or well bore which penetrates any underground mine workings. For inactive mines and sealed areas, to the extent permitted by applicable Legal Requirements, upon posting the required bond for such well bore and a written assignment and assumption of full responsibility by Grantee for such vent hole or well bore, Grantee may commence using such well bore or vent for the capture and sale of CBM or CMM. Thereafter, except as otherwise directed by Grantor in writing, Grantee shall have sole responsibility for the plugging and abandonment of any well bore or vent hole in accordance with applicable rules and regulations.
X. Release of Grantor Liability
     Grantee acknowledges that Grantor has held rights, interests and estates in the Lands for coal mining and other purposes and agrees that, except as provided in Section XIII of this Deed, no causes of action, claims, or demands shall ever be asserted by Grantee against Grantor or any of its Affiliates and their respective members, directors, officers, employees, and agents for damages, injunctive relief, or regulatory relief arising out of any air quality, surface, subsurface, or water quality condition or occurrence, known or unknown, now existing or hereafter occurring or discovered on, at, or under the Lands or other properties and whether or not such condition or occurrence arises out of or is the result of mining related activities on the Land or other properties prior to the Effective Time.

XI. Assessments and Taxes
     A. Grantee’s Tax Obligations: Any Taxes due or assessed on or with respect to the Subject Property or Oil or Gas production therefrom by a Governmental Authority shall be pro-rated to the Effective Time and all such assessments, charges, fees, or other Taxes that thereafter come due and payable with respect to such Subject Property or the development, production, and sale of Oil and Gas from the Lands and all lands pooled therewith shall be the sole responsibility of Grantee.
     B. Grantor’s Tax Obligations: Grantor, as owner of the Reserved Rights, shall be solely responsible for any Taxes assessed by a Governmental Authority or that come due and payable with respect to such rights, the development, production, and sale of Reserved Minerals from the Lands, and all fixtures, improvements, or other assets thereon owned by Grantor prior to or after the Effective Time hereof.
XII. Liens
     Each Party shall take such actions as may be necessary to ensure that its activities and operations do not result in any encumbrances or liens upon any right, title, or interest held by the other Party.
XIII. Assumption and Indemnification
     A. Definitions: For purposes of this Deed, the following definitions apply:
          1. “Assumed Liabilities” means:
               a. All obligations and liabilities to the extent attributable to actions occurring or conditions first occurring after the Effective Time under or with respect to the Subject Property, including, without limitation, all duties, obligations, and liabilities to the extent Grantee has received actual notice or record notice, with respect to: (i) all rights-of-way, easements, agricultural or other leases, surface access or use agreements, deed and plat restrictions, reservations, severances, Legal Requirements, building and use restrictions, or partitions, relating in any way to the Oil and Gas Interests, Wells and Equipment, or Associated Rights; (ii) all rights of persons in possession, physical conditions, encroachments and possessory rights which would be evident from an inspection or a current survey of the Lands; (iii) operation of any title curative or prescription statutes; and (iv) any buy-back or reversionary rights or interests applicable to the Oil and Gas Interests, Wells and Equipment, or Associated Rights;
               b. Other than obligations and liabilities arising as a result of or attributable to Grantor’s exercise of the Reserved Rights, all obligations and liabilities arising from or attributable to any operations conducted by or on behalf of Grantor, or any Grantor Predecessor or Affiliate, on or with respect to any Wells or Equipment (including unreclaimed Well sites and all related surface facilities), irrespective of whether such obligation or liability arose before or after the Effective Time, including, without limitation, all plugging and abandonment obligations and liabilities, reclamation, restoration and remediation obligations and liabilities, and other similar obligations and liabilities relating to the Wells and Equipment and arising under Other Agreements, Permits or applicable environmental and other Legal Requirements relating to the conduct of Oil and Gas operations, irrespective of when the events or conditions giving rise to the obligation or liability occurred or existed;
               c. All other obligations and liabilities to the extent attributable to actions, events or conditions first occurring after the Effective Time and relating to, arising out of or attributable to the ownership or operation of the Subject Property after the Effective Time, except to the extent such obligations or liabilities relate to, arise out of or are attributable to any Reserved Right; and
               d. All risks and responsibilities associated with the conduct after the Effective Time of Oil and Gas exploration, development, production, treatment, compression, gathering, storing, transporting, marketing, and selling operations on the Lands and lands pooled therewith.
          2. “Claims” means any and all causes of action (at law or in equity), claims, damages, demands, liens, liabilities, losses, penalties, fines, settlements, and costs or expenses (including, without limitation, reasonable attorney’s and consultant’s fees, investigation costs, court costs and other costs of defense).
          3. “Grantee Group” means Grantee and Grantee’s joint venturers and Affiliates, and their respective partners, members, directors, officers, employees, agents, representatives, contractors and subcontractors, lessees, invitees, successors and assigns.
          4. “Grantee Indemnified Parties” means Grantee and Grantee’s Affiliates, and their respective officers, directors, managers, employees, agents, representatives, contractors and subcontractors, successors and assigns, and any person or entity claiming by or through any of them.
          5. “Grantor Group” means Grantor and Grantor’s Affiliates, and their respective partners, members, directors, officers, employees, agents, representatives, lessees, and invitees.
          6. “Grantor Indemnified Parties” means Grantor and Grantor’s Affiliates, and their respective officers, directors, managers, employees, agents, representatives, contractors and subcontractors, successors and assigns, and any person or entity claiming by or through any of them.
     B. Assumption by Grantee: In addition to the other Covenants, assumptions and obligations of Grantee under this Deed and Exhibit “D” hereto, Grantee shall assume and timely pay, discharge and perform the Assumed Liabilities.
     C. Assumption by Grantor: In addition to the other Covenants, assumptions and obligations of Grantor under this Deed and Exhibit “D” hereto, except to the extent constituting Assumed Liabilities or as otherwise provided in clause F. below or in Exhibit “D” hereto,

Grantor shall assume and timely pay, discharge and perform all risks and responsibilities associated with its exercise of the Reserved Rights.
     D. Indemnification by Grantee: Grantee shall protect, defend, indemnify and hold harmless the Grantor Indemnified Parties from, against and with respect to any and all Claims:
          1. of or by third parties made against any Grantor Indemnified Party and relating to, arising out of or attributable to any Assumed Liabilities or any act or omission of any member of the Grantee Group in connection with any activities or operations on the Lands or the exercise of any rights, duties or obligations under this Deed which result in personal injury, including death, or real or personal property damage;
          2. relating to, arising out of or attributable to any Assumed Liabilities;
          3. relating to, arising out of or attributable to the exercise by any member of the Grantee Group of its rights with respect to the Subject Property or on the Lands after the Effective Time;
          4. relating to, arising out of or attributable to the presence, disposal, release or threatened release of any toxic or hazardous waste or substance, solid waste, petroleum products, or drilling and mining wastes caused by or resulting from any member of the Grantee Group’s exercise of the rights granted to it under this Deed on, under, from or affecting the Lands, or ambient air, soil, water, vegetation, personal property, persons or animals thereon, including Claims based upon personal injury, including death, and damages to real or personal property;
          5. relating to, arising out of or attributable to any act or omission of any member of the Grantee Group in connection with the conduct of Oil and Gas operations under this Deed, Exhibit D hereto or any approved Development Plan which results in personal injury, including death, or damages to real or personal property;
          6. relating to, arising out of or attributable to any violation of any Legal Requirement or Permit applicable to the conduct of Oil and Gas operations by any member of the Grantee Group on the Lands and pursuant to this Deed, Exhibit “D” hereto or any approved Development Plan; or
          7. relating to, arising out of or attributable to any breach by any member of the Grantee Group of any covenant contained in or other violation of this Deed, Exhibit “D” hereto or any approved Development Plan.
     E. Indemnification by Grantor: Grantor shall protect, defend, indemnify and hold harmless the Grantee Indemnified Parties from, against and with respect to any and all Claims:
          1. of or by third parties made against any Grantee Indemnified Party and relating to, arising out of or attributable to any act or omission of any member of the Grantor Group in connection with the exercise of the Reserved Rights which results in personal injury, including death, or damage to real or personal property;

          2. except to the extent constituting an Assumed Liability or as provided in clause F. below or in Exhibit “D” hereto, relating to, arising out of or attributable to any act or omission of any member of the Grantor Group in connection with the exercise of the Reserved Rights which results in personal injury, including death, or damage to real or personal property;
          3. relating to, arising out of or attributable to the presence, disposal, release or threatened release of any toxic or hazardous waste or substance, solid waste, petroleum products, or drilling or mining wastes caused by or resulting from any member of the Grantor Group’s exercise of the Reserved Rights on, under, from or affecting the Lands, or ambient air, soil, water, vegetation, personal property, persons or animals thereon, including Claims based upon personal injury, including death, or damages to real or personal property;
          4. relating to, arising out of or attributable to any violation of any Legal Requirement or Permit applicable to the exercise of the Reserved Rights by any member of the Grantor Group; or
          5. relating to, arising out of or attributable to any breach by any member of the Grantor Group of any covenant contained in or other violation of this Deed, Exhibit “D” hereto or any approved Development Plan.
     F. Mutual Indemnification: Except as otherwise provided in Exhibit “D” hereto, each Party shall protect, defend, indemnify and hold harmless the other Party’s Indemnified Parties from, against and with respect to any and all Claims relating to, arising out of or attributable to any gross negligence or willful misconduct of the indemnifying Party. For avoidance of doubt, it is the intention of the Parties that the sole and exclusive remedies for any Claims suffered or incurred by any Grantee Indemnified Party relating to the temporary or permanent suspension of those of Grantee’s Oil and Gas operations that are located on or within (i) a Mine-Through Area (as hereinafter defined) or (ii) Lands covered by a Notice of Subordination, due to any member of the Grantor Group’s exercise of the Reserved Rights are set forth in Exhibit “D” hereto.
     G. No Indemnity for Certain Conduct: Notwithstanding anything to the contrary in this Section XIII, neither Party shall have any indemnification obligation to the other Party’s Indemnified Parties for their own negligence, recklessness or willful misconduct. In the event of any such negligence, recklessness or willful misconduct the respective rights and duties of the Parties shall be governed by the substantive law of the jurisdiction in which such negligence, recklessness or willful misconduct occurred.

XIV. Miscellaneous
     A. Deed Interpretation: In the event of a conflict between the provisions of this Deed and Exhibit “D”, the provisions of Exhibit “D” shall control. If there is a conflict between the provisions of this Deed (including Exhibit “D”) and a Development Plan executed by the Parties or their respective successors and assigns, the provisions of the Development Plan with respect to specific operational matters shall control.
     B. Assignment and Conveyance: If a Party assigns, conveys, leases, sells, donates or otherwise transfers all or any part of the rights, title, or interests granted or reserved herein, all Covenants in this Deed including Exhibit “D” pertaining to such rights, title, or interests shall be covenants running with the Land in perpetuity and shall be fully binding on such Party’s lessees, successors, assigns, or grantees; provided, however, any conveyance, or transfer of such rights, title, or interests shall relieve and discharge the grantor or assignor thereof from any liability for performance of such terms, conditions, duties, and restrictions that accrue after such conveyance but only to the extent of the specific rights conveyed or transferred. Concurrently with assigning, conveying, leasing, selling, or transferring all or any part of the rights, title, or interests granted or reserved in this Deed, the transferring Party agrees to obtain from each lessee, successor, assignee, or grantee written ratification of the obligation to comply with and be bound by Covenants of this Deed (including, without limitation, those provisions with respect to confidentiality), and to provide a written designation of representative as required under Section V.A. Such requirement to obtain written ratification to comply with and be bound by all terms, conditions, and covenants of this Deed shall run with the land and bind all subsequent lessees, successors, assigns, and grantees of the Parties.
     C. Severability: Whenever possible, each provision of this Deed will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Deed is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Deed.
     D. Headings: All descriptive headings are provided for reference only and shall not affect the construction or interpretation of this Deed.
     E. Execution and Counterparts: This Deed will be executed in counterparts all of which are identical, except that to facilitate recordation, in certain counterparts hereof portions of Exhibit “A” and Exhibit “B” which contain specific descriptions of real and personal properties located in the recording jurisdiction in which the particular counterpart is to be recorded are included, and other portions of Exhibit “A” and Exhibit “B” are included by reference only. All of such counterparts together shall constitute one and the same instrument. Complete copies of the Deed containing the entire Exhibit “A” and Exhibit “B” have been retained by Grantor and Grantee. Grantor and Grantee have executed, or may execute, certain separate assignments of individual Oil and Gas leases or interests which are included in the Oil and Gas Interests, for filing with and approval by government entities or agencies who are lessors of such leases, or who administer such leases on behalf of such lessors. Such separate assignments are on forms prescribed or suggested by said governmental entities and agencies, evidence the conveyance and assignment of the applicable Oil and Gas Interests covered thereby, and are not intended to modify and shall not modify any of the terms and conditions contained herein. Such separate assignments shall be deemed to contain all of the terms and provisions hereof, as fully and to all intents and purposes as though the same were set forth in such separate assignments.
     F. Entire Agreement: This Deed, together with the exhibits attached hereto, constitutes the entire agreement of the Parties relating to the subject matter of this Deed and supersedes all previous agreements, promises, representations, understandings, and negotiations, whether written or oral, among the Parties with respect to the subject matter hereof.
     G. No Waiver: The failure of either Party to enforce at any time or for a period of time, any term or condition of this Deed, including the exhibits attached hereto, shall not be construed as a waiver of the same or the right thereafter to enforce such term or condition.
     H. Incorporation: The provisions and Covenants contained in this Deed, including without limitation those contained in Exhibit “D”, shall be deemed to touch and concern the Land and shall be deemed to be a covenant running with and burdening the Land in perpetuity.
     I. Rule Against Perpetuities: If a court of competent jurisdiction shall hold that the Rule Against Perpetuities or any similar Legal Requirement applies to any transfer of an interest contemplated herein, any right to receive, and obligation to make, such transfer shall terminate on the last day of the period allowed for vesting under such rule or other Legal Requirement, such that the transfer shall thereby be deemed valid under the rule or Legal Requirement.
     IN WITNESS WHEREOF, this Oil and Gas Deed, Assignment, Assumption and Bill of Sale has been executed by the Parties as of the Effective time set forth above.

CNX GAS COMPANY LLC

By:

Name:

Title:

[PEABODY ENTITIES]

By:

Name:

Title:

[notarizations conforming to each state to be added]

EXHIBIT D
TO
OIL AND GAS DEED, ASSIGNMENT, ASSUMPTION AND BILL OF SALE (“DEED”)
EFFECTIVE APRIL 1, 2007
BETWEEN
PEABODY ENTITIES (“GRANTOR”)
AND
CNX GAS COMPANY LLC (“GRANTEE”)
     The Deed to which this Exhibit “D” is attached and made a part contemplates Grantor’s and Grantee’s execution and implementation of one (1) or more written Development Plans to provide for the orderly conduct of Grantee’s Oil and Gas operations and the exercise of Grantor’s Reserved Rights on and with respect to the Land. The procedure for preparing a Development Plan and its general elements are set forth in this Exhibit “D”. If the Parties are unable to agree upon a Development Plan and there is a conflict between Grantor’s and Grantee’s respective operations on the Lands, the sole remedies for resolving such conflict are provided in the Deed and this Exhibit “D”. All capitalized terms in this Exhibit “D” shall have the meanings set forth in the Deed unless otherwise expressly provided herein.
     I. Cooperative Development. As part of Grantor’s agreement to accept, and Grantee’s willingness to pay, the consideration for executing the Deed, the Parties agree to use their respective reasonable and good faith efforts consistent with the provisions of this Exhibit “D” to enter into mutually acceptable Development Plans. Unless otherwise agreed in a Development Plan, the following is the exclusive procedure for resolving all conflicts between Grantor’s and Grantee’s respective operations on the Lands and, if applicable, to compensate Grantee for any and all causes of action, claims (at law or equity), damages, or losses resulting from Grantor’s exercise of its senior Reserved Rights set forth below.
     A. Exchange of Information and Preparation of Development Plans. Prior to submitting any applications for Permits for operations on the Land conducted pursuant to the rights granted or reserved under the Deed, each Party shall provide advance written notice to the other Party advising of proposed operations (“Notice of Proposed Operations”). Thereafter, from time to time, the Parties’ designated representatives shall meet and confer (prior to September 1st each year) to (i) identify areas in which Grantee’s planned Oil and Gas operations may conflict with, impede or otherwise affect Grantor’s exercise of its Reserved Rights, (ii) exchange information regarding existing or reasonably foreseeable mineral development or other activities or operations on the Land, and (iii) formulate one or more mutually acceptable written Development Plans to provide for orderly and safe mineral development on the Lands, avoid future operational conflicts, and minimize potential damage claims arising under this Exhibit “D”. Each Development Plan shall include detailed work schedules, operating procedures, site maps for all proposed operations, and any other terms and conditions agreed to by the Parties. In each Development Plan, the Parties will attempt to identify areas on the Lands which will be: (A) joint use areas; (B) exclusive surface areas for mining and other operations conducted pursuant to the Reserved Rights; (C) exclusive surface areas for wells and equipment, and other related assets (collectively, “Oil and Gas Assets”); and (D) access and easement areas (in which Grantee will be permitted to exercise its nonexclusive surface rights granted under the Deed as part of the Associated Rights). All information (whether written, electronic, or oral) provided by the Parties to each other pursuant to the Deed or in connection with the preparation of a Development Plan, including any Grantor Reviewable Data, Books and Records or Drill Hole Data Requests, shall be maintained strictly confidential as more fully set forth in a Confidentiality Agreement substantially in the form attached hereto as Attachment “D-1” (each a “Confidentiality Agreement”).
     1. A Notice of Proposed Operations must be provided during the planning stage for any contemplated future operations or activities, and in any event at least thirty (30) days in advance of the date the proposing Party files an application for or otherwise takes any action to obtain any Permit with respect to such proposed operations or activities so as to maximize the Parties’ ability to prepare, in a timely manner, a written Development Plan.
     2. In order to facilitate delivery of a Notice of Proposed Operations, not more than thirty (30) days following the effective date of any assignment, conveyance, lease, sublease, or transfer by either Party to a third party of an Oil and Gas Interest, right to Reserved Minerals, or title to the surface of the Land, such Party shall notify the other of the name, address, and phone number of the transferee and provide a copy of the transfer instrument. Neither Party will be obligated to deliver a Notice of Proposed Operations to the other Party’s successors, assigns or other transferees if the non-transferring Party was not notified of the transfer. All notices shall be made in writing and delivered via US mail, return receipt requested, or by private courier service. Notwithstanding anything herein or in the Deed to the contrary, neither Party shall assign, convey, lease, sublease or transfer any Oil and Gas Interest or right to any Reserved Minerals unless the assignee, lessee or transferee shall have executed a Confidentiality Agreement.
     3. All meetings shall be by conference call or in person at mutually agreed upon dates, times, and places. Each Party shall bear its costs and expenses for participating in or attending conference calls or meetings. The Parties and their respective employees, agents, and consultants shall deal with each other reasonably and in good faith. At least three (3) business days prior to a scheduled meeting, each Party shall, to the extent available, provide the other Party with copies of information including, without limitation, maps and surveys relating to its proposed plans and general locations of access routes, utility corridors, facilities, and operations on those portions of the Lands that are the subject matter of the meeting. Each Party shall provide sufficient information to enable the other Party to understand and evaluate the duration and extent of the potential impacts of the proposed operations. The Parties shall cooperate with each other in preparing a Development Plan based on the information disclosed and any understandings reached during the meetings. Grantor, however, may withhold its consent to any term of a proposed Development Plan if Grantor believes such term will materially interfere with or impede the exercise of its Reserved Rights or result in either Party having to comply with material safety, environmental (including post mining reclamation), or regulatory requirements relating to the conduct of multiple mineral development or other operations on the Land.
     4. At least thirty (30) days prior to filing any application for a Permit to conduct Oil and Gas operations on the Lands (such as seismic surveys, drilling, or constructing any powerlines, pipelines or roads), Grantee shall consult with Grantor, and provide information for Grantor’s confidential review, regarding its proposed operations. Except as otherwise expressly provided below, Grantee shall obtain Grantor’s written consent as to the location of all Oil and Gas Assets unless such locations are specifically identified in an existing approved Development Plan; provided, however, that Grantor’s written consent shall not be required for Lands in which Grantor does not own or control the surface rights, or which contains Reserved Minerals that are not reasonably likely to be commercially mined or extracted within fifteen (15) years of the proposed commencement date of Grantee’s Oil and Gas operations (such determination being made based upon reasonable assumptions and industry practice in effect as of the commencement date of the proposed Oil and Gas operations by Marshall Miller & Associates, or its successor, unless otherwise determined by the mutual agreement of the Parties at any Development Plan meeting; provided, however, that in the event that the original Grantor and Grantee no longer retain any interest with respect to the Deed to which this Exhibit “D” is attached, the entity which is not instigating the dispute shall have discretion with respect to who shall make such determination). Prior to or at each meeting, Grantee shall provide Grantor with copies of: all available Permit applications, including maps and survey plats, and site specific plans and locations for Oil and Gas Assets proposed to be constructed or placed on the Lands. Any of such materials or information not provided at the meeting will be promptly delivered to Grantor upon Grantee’s receipt, including, without limitation, copies of all Permits and approvals and any bonds, letters of credit, or financial assurances required under applicable laws, rules, regulations, or Permits. If Grantee’s proposed operations are reasonably expected to materially conflict with or impede Grantor’s current or future operations (in the case of future operations, only to the extent identified in a Development Plan) or result in material safety, environmental or regulatory issues with respect to conducting multiple operations on the Lands, the Parties shall, in good faith, use all reasonable efforts to resolve the conflict prior to commencement of any Oil and Gas operations on the Lands. If Grantor is preparing Permit applications with respect to a particular area on the Land, upon Grantee’s written request, Grantor shall provide Grantee for its confidential review copies of maps depicting all proposed mine site and facility locations, and, when and as received, relevant portions of all Permits and approvals (including any maps) indicating the location of all mining and other operations to be conducted by Grantor on the Lands pursuant to the Reserved Rights.

     5. If the Parties are unable to resolve the dispute with respect to Grantee’s proposed operations pursuant to Section I.A.4., the dispute shall be settled by arbitration administered by a single arbitrator, with at least ten (10) years of natural resources and mineral extraction experience. The arbitration shall be conducted pursuant to the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association; provided, however, that the Commercial Mediation Procedures provided for therein shall not apply unless the parties to the arbitration mutually agree. The final decision by the arbitrator shall be consistent with the provisions of this Exhibit “D”. Any arbitral decision or award may be enforced against the Parties or their assets wherever they may be located and a judgment on an arbitral award may be entered by any court having jurisdiction thereof and, for such purpose, each Party hereby submits to the jurisdiction of any such court and waives any objections based on inconvenient forum or lack of jurisdiction.
     B. General Operating Provisions.
     1. Each Party and its employees, contractors, and agents shall (i) take all necessary and appropriate action and measures to minimize safety, health, and environmental hazards and risks associated with its operations conducted in or adjacent to areas of the Lands used in common by the Parties, and (ii) use all reasonable efforts to manage, cooperate with, and coordinate its activities with the other Party so as to be in compliance with all applicable agreements, laws, rules, regulations, and Permits. If there is a conflict in the Parties’ respective standard operating procedures for active or planned operations in a common area on the Lands, then, unless otherwise prohibited by applicable law or Permits, Grantee shall comply with Grantor’s operating procedures and requirements.
     2. Each Party shall abstain from committing waste, causing unnecessary damage, or discarding or disposing of any materials, supplies, or litter on the Lands.
     3. Each Party shall conduct its operations on the Lands in accordance with the highest standard practices in its industry and shall maintain all equipment, facilities, infrastructure, roads, storage areas, utilities, and other improvements in good working and operating condition.
     4. On Lands in which Grantor has no surface ownership or control or the Reserved Minerals are not reasonably likely to be commercially mined or extracted within fifteen (15) years of the proposed commencement date of Grantee’s Oil and Gas operations (such determination being made by Marshall Miller & Associates based upon reasonable assumptions and industry practice in effect as of the commencement date of such proposed Oil and Gas operations), Grantee shall properly post and mark all active construction and drilling operations in compliance with applicable mining and oil and gas Legal Requirements, Permit requirements, and surface use agreements. With respect to all operations conducted on Lands other than those described above, each Party shall enclose with an adequate fence all equipment and open excavations, and immediately install cattle guards or steel gates upon cutting a fence.
     5. Each Party, at its sole cost and expense, shall fully comply with all applicable environmental laws, regulations, rules, orders, or Permits relating to the conduct and completion of all investigations, studies, sampling and testing, and all remedial and other actions necessary to clean up or remove any toxic or hazardous substance or any solid waste, including, but not limited to, petroleum products and all drilling and mine waste on, under, from, or affecting the Lands, and caused in any manner by the rights granted or reserved in this Deed. The costs and expenses associated with the aforementioned activities and operations shall include, without limitation, all reasonable attorneys’ and consultants’ fees, investigation and laboratory fees, court costs, and litigation expenses relating to any investigations, actions, claims, or enforcement proceedings arising under this Section I.B.5.
     C. Specific Provisions Relating to Oil and Gas. In addition to other requirements set forth herein, Oil and Gas operations on or with respect to the Lands shall be conducted by Grantee in accordance with the following standards:
     1. Surface access and use of the surface of any Lands owned or controlled by Grantor in connection with Grantee’s Oil and Gas operations shall be conducted in accordance with the terms and conditions of a mutually acceptable Surface Use Agreement and Development Plan entered into between the Parties.
     2. To the extent reasonably practicable, all pipelines will be buried to a depth greater than one foot (1’) below plow depth on tillable land and two feet (2’) below surface on non-tillable land.
     3. Unless otherwise set forth in a Development Plan, Grantee shall use its reasonable best efforts to ensure that all vertical wells and test holes on the Lands will be drilled in such manner as not to deviate by more than four feet (4’) from vertical to a point of 800’ feet below the surface of the Lands, and Grantee shall perform a downhole survey to a depth of 800’ in any well drilled which, despite Grantee’s use of its reasonable best efforts, deviates by more than four feet (4’) from vertical at such depths, and provide Grantor with a copy of the survey. In the case of the horizontal well, Grantee shall perform a downhole survey of the vertical hole and all laterals and provide Grantor with copies thereof. Grantee shall provide Grantor with gamma ray data or other information demonstrating where all wells drilled on the Lands intersect with Workable Coal Beds (as defined below).
     4. Without Grantor’s prior written consent, Grantee shall not permit any infiltration of Oil or Gas, brine, water, or other fluids into any “Workable

Coal Bed” except by way of hydraulic “frac” or stimulation treatment for the improvement of Oil and Gas operations. A detailed description of the procedure for completing a hydraulic “frac” or stimulation treatment must be set forth in an approved Development Plan. The term “Workable Coal Bed” shall mean any seam of coal which is either: (i) twenty six inches (26”) or more in thickness, or (ii) reasonably likely to be commercially mined or extracted within ten (10) years of the proposed commencement date of such Oil and Gas operations (such determination being made by a nationally recognized mining engineering firm selected by the Parties) based upon reasonable assumptions and industry practice in effect as of such commencement date. Within thirty (30) days after completing a frac or stimulation of a coal seam (or such earlier date as may be required by applicable law), Grantee shall furnish Grantor with a written description of the actual stimulation procedure used including, but not limited to, the fluid injection rate, the injection pressure, the volume and components of fluid injected, and the amount and components of the proppants, if any.
     5. Except with respect to Lands which do not contain a Workable Coal Bed, all abandoned vertical wells, vertical segments of any horizontal wells not completed in a Workable Coal Bed, and dry holes will be plugged by setting an adequate permanent plug 100’ below the lowest Workable Coal Bed drilled. All horizontal wells completed in any Workable Coal Bed shall be drilled, completed, plugged, and abandoned in accordance with all applicable legal, regulatory, and Permit requirements as well as Grantor’s then-current drilling and plugging procedures, consistent with industry customs and practice related to mine safety, to assure the future safe conduct of all mining operations.
     6. Grantee shall pay any third party surface owner, lessee, licensee, or permittee of the Land for actual damages to the surface, timber, growing crops, fences, livestock, and any other fixtures or improvements thereon arising from any Oil and Gas operations in accordance with applicable agreements, laws, and regulations. Any other payment obligations relating to access on and over and use of the Land in which Grantor owns or controls all or part of the surface shall be set forth in the applicable Surface Use Agreement.
     7. With respect to all Oil and Gas operations conducted by or on behalf of Grantee on Lands which are covered by any mining and related permits held by Grantor, Grantee shall (A) ensure that such operations do not adversely impact, violate or cause Grantor to be in violation of any mining and related permits, (B) ensure such operations comply with all applicable Legal Requirements including any applicable coal mining Legal Requirements, and with Grantor’s operating standards and procedures applicable to such area, and (C) promptly abate or remediate any notice of violation, notice of noncompliance or similar notice issued by a Governmental Authority directly or indirectly based upon or relating to such Oil and Gas operations. In the event that any specific Oil and Gas operations conducted by or on behalf of Grantee result in any violation of Grantor’s mining and related permits, or the issuance to Grantor of any notice of violation, notice of noncompliance or similar notice, Grantee shall, immediately upon the written request of Grantor, suspend such specific Oil and Gas operations that have resulted in the permit violation or issuance of notice(s), until such permit violations, notices of violation, notices of noncompliance or similar notices have been fully abated or remediated as required by applicable Legal Requirements and otherwise to the reasonable satisfaction of Grantor; provided, however, notwithstanding any such request, Grantee shall not be required to suspend such specific Oil and Gas operations if such suspension would (i) result in a violation of any Legal Requirement, (ii) make it impracticable to abate or remediate any such permit violations, notices of violation, notices of noncompliance or similar notices, or (iii) result in an imminent threat of harm to the environment or to the health, safety and welfare of those working on such specific Oil and Gas operations.
     D. Notice of Subordination. Grantor shall provide Grantee no less than one hundred twenty (120) days’ prior written notice (“Notice of Subordination”) of its intent to conduct material field operations on any areas within the Lands in which Grantee is then conducting Oil and Gas operations. Separate Notices of Subordination shall be submitted by Grantor to Grantee for Category I Lands and Category II Lands. The Notice of Subordination shall include: (i) the location and commencement date of Grantor’s operations; (ii) a description of actions Grantee must take in advance of Grantor’s operations (examples include, without limitation, temporarily or permanently shutting in or plugging any well or moving, relocating, or removing any of Grantee’s Oil and Gas Assets (such as powerlines and pipelines) from the area or path of Grantor’s operations) (collectively, “Subordination Actions”); and (iii) the date by which Grantee must complete all Subordination Actions. Grantee may be entitled to be compensated or reimbursed by Grantor for taking the Subordination Actions pursuant to and under the conditions set forth in Section I.F. Grantor covenants that (x) no Notice of Subordination shall be premature in relation to the time that Grantor’s subject operations are scheduled to take place and that each Notice of Subordination shall be reasonably necessary for timing and scope of the Grantor’s operations that will necessitate the Subordination Actions and (y) if Grantor’s plans that precipitated any such Notice of Subordination change or are delayed it shall promptly notify Grantee whereupon Grantor and Grantee shall meet and confer and determine whether and to what extent Grantee may delay or postpone the corresponding Subordination Actions. GRANTEE ACKNOWLEDGES THAT TIME IS OF THE ESSENCE WITH RESPECT TO COMPLETION OF THE SUBORDINATION ACTIONS SET FORTH IN THE NOTICE OF SUBORDINATION, THAT GRANTOR COULD BE DAMAGED IRREPARABLY IF ANY SUCH SUBORDINATION ACTIONS ARE NOT PERFORMED IN A TIMELY MANNER AND IN ACCORDANCE WITH GRANTOR’S SPECIFIC TERMS, AND THAT THE REMEDIES AT LAW WOULD NOT BE ADEQUATE TO COMPENSATE GRANTOR. ACCORDINGLY, CONSISTENT WITH THE PROVISIONS OF SECTION II.C., GRANTOR MAY SEEK TO ENFORCE SPECIFICALLY THE TERMS OF THIS EXHIBIT “D” IN ADDITION TO ANY OTHER REMEDY TO WHICH IT MAY BE ENTITLED, AT LAW OR IN EQUITY. GRANTEE HEREBY EXPRESSLY WAIVES ANY DEFENSE THAT A

REMEDY AT LAW OR MONETARY DAMAGES ARE ADEQUATE AND AGREES THAT GRANTOR WILL BE ENTITLED TO SEEK SPECIFIC PERFORMANCE AND/OR AN INJUNCTION OR INJUNCTIONS TO ENSURE THAT GRANTEE TIMELY PERFORMS ITS OBLIGATIONS WITH RESPECT TO ALL SUBORDINATION ACTIONS. IN ADDITION TO ANY SPECIFIC PERFORMANCE OR INJUNCTIVE RELIEF, GRANTOR SHALL BE ENTITLED TO RECOVER ALL REASONABLE ATTORNEYS’ FEES, EXPERT WITNESS CHARGES, AND ALL OTHER OUT OF POCKET LITIGATION RELATED COSTS AND EXPENSES INCURRED AS PROVIDED HEREIN, IF GRANTOR IS THE SUBSTANTIALLY PREVAILING PARTY.
     E. Grantee’s Development of Category I Lands.
     1. The Parties hereby agree that as of the Effective Time certain areas of the Lands have been designated as “Category I Land” on maps delivered to Grantee concurrently with this Deed (collectively, “Land Status Maps”). All areas of the Land not designated as Category I Land are hereby designated as “Category II Land”; provided, however, that Grantor may from time to time designate certain Category II Land as Category I Land. In the event that Grantor, or any successor to Grantor, desires to designate certain Category II Land as Category I Land, Grantor shall notify Grantee of such designation (each such notification a “Category I Land Notification”) on or before September 1 of any calendar year. Each such Category I Land Notification shall be effective on January 1 of the calendar year immediately following the calendar year in which such Category I Land Notification was delivered to Grantee; provided, however, that in the event Grantor, or any successor to Grantor shall transfer any interest in any Category II Land to any entity which is not an Affiliate of Grantor, no Category I Land Notification with respect to such transferred parcel or tract shall be effective until (a) in the case of Category II Land to be converted into Category I Land which is above drainage levels in the Appalachian Basin, above the top of the Herrin Coal Seam in Illinois, Indiana and Kentucky, above the top of the Menefee Formation in New Mexico, above the base of the Wasatch Formation in Wyoming, or less than a depth of 350 feet below the surface, whichever is deeper, two (2) years following the otherwise applicable January 1 and (b) in the case of Category II Land to be converted into Category I Land which is below drainage levels in the Appalachian Basin, below the top of the Herrin Coal Seam in Illinois, Indiana and Kentucky, below the top of the Menefee Formation in New Mexico, below the base of the Wasatch Formation is Wyoming, or more than a depth of 350 feet below the surface, whichever is deeper, five (5) years following the otherwise applicable January 1. Subject to the foregoing, Grantor may hereafter designate the following Category II Land as Category I Land: (i) any Land identified in Grantor’s then current five (5) year Strategic Plan and reasonably estimated to be mined (or reclaimed or remediated) within fifteen (15) years of the date of such Strategic Plan; (ii) any Land within planned or current project development areas (such as residential, commercial, or industrial developments (including Btu conversion facilities or power plants) identified in Grantor’s then current five (5) year Strategic Plan that are both designated for uses incompatible with Oil and Gas operations and estimated to be developed within fifteen (15) years of the date of such Strategic Plan; and (iii) any Oil and Gas Interests subsequently acquired by Grantee within Category I Land (including, without limitation, “window tracts”) as depicted on the Land Status Maps. The term “Strategic Plan” shall mean all existing and future mining operations and other business activities being conducted or developed under Grantor’s then current five (5) year budget. Maps depicting Category I Lands will be included in agreed upon Development Plans, which maps shall be updated by Grantor at least annually.
     2. The development and operation of Oil and Gas Assets by Grantee on or within any Lands that, at the time of spudding a well or the construction or installation of Oil and Gas Assets other than wells, has been properly designated Category I Land by Grantor, will be at Grantee’s sole risk.
     3. Notwithstanding anything foregoing to the contrary, Grantor shall make all transfers of Category II Lands in good faith, and under no circumstances shall Grantor make a transfer of Category II Lands to any third party or Affiliate, the principal purpose of which transfer is to unnecessarily interfere with Grantee’s ability to develop such Category II Lands in accordance with the terms of the Deed or this Exhibit D. In the event that Grantor breaches the requirements of this Section I.E.3., Grantee’s remedy for such breach shall be limited to seeking injunctive relief and the prevailing party in any proceeding for injunctive relief shall be entitled to payment of its reasonable attorneys’ fees by the non-prevailing party.
     F. Grantee’s Development of Category II Lands. If Grantee develops, owns, or holds interests in Oil and Gas Assets on Category II Land, Grantor shall have the right to request that Grantee move, relocate, remove, or shut-in any such Oil and Gas Assets on a temporary or permanent basis in the event and to the extent Grantor reasonably believes such Oil and Gas Assets may or will: (i) materially interfere with its Reserved Rights, (ii) materially impede permitting efforts in connection with its Reserved Rights, or (iii) create a material safety or environmental hazard in connection with the exercise of its Reserved Rights. Grantor’s request shall be in the form of a Notice of Subordination submitted to Grantee pursuant to Section I.D. As directed in such Notice, Grantee shall promptly take all necessary and appropriate action to temporarily or permanently move, relocate, suspend, shut-in, or abandon any existing Oil and Gas Assets or operations producing and selling Oil and Gas from the Lands or lands pooled therewith, and Grantor shall compensate Grantee therefore in accordance with this Section I.F. Grantee’s sole and exclusive remedy for such removal, relocation, delay, suspension, shut-in or interruption of, or any other losses (including lost production) relating to, any or all of Grantee’s interests in such Oil and Gas Assets or Oil and Gas production shall be monetary compensation as set forth in this Section I.F and determined by a nationally recognized petroleum engineering firm selected by mutual agreement of the Parties (“Engineer”) whose fees shall be paid by Grantor. Grantor shall have no obligation to pay any compensation whatsoever to Grantee for causes of action, losses (including lost production), claims, or demands relating to or based upon any Oil and Gas Assets or operations that are suspended or shut-in upon the request of Grantor for less than thirty (30) days during a period of sixty (60) consecutive days in response to one (1) or more Notices of Subordination submitted by Grantor. The terms of this Section I.F. shall be applicable in the case of any Oil and Gas Assets owned by Grantee on Category II Land even where Grantor subsequently issues a Category I Land Notification.
     1. If, upon receipt of and pursuant to a Notice of Subordination from Grantor, Grantee suspends or shuts-in (which shall include any period following re-start during which any well is de-watering prior to attaining average daily production equal to that observed and documented immediately prior to suspension or shut-in) Oil and Gas operations for more than thirty (30) days during a period of sixty (60) consecutive days but less than one hundred eighty (180) days during a one (1) year period (“Temporary Suspense Period”), then, not later than thirty (30) days following the termination of the Temporary Suspense Period, Grantee shall be entitled to receive from Grantor a payment consisting of:
     a. a reimbursement of all actual and direct out-of-pocket costs and expenses incurred by Grantee to suspend, shut-in and re-start (including incremental de-watering costs) the affected Oil and Gas Assets during the Temporary Suspense Period as well as any shut-in or similar payments made by Grantee to third parties that would otherwise not be made but for the temporary suspension of operations in order to extend or maintain any leases or agreements on which are located or are held by the shut-in wells or other Oil and Gas Assets. The reimbursable costs and expenses shall be limited to costs and expenses Grantee incurs and pays directly in connection with the temporary suspension requested by Grantor and shall not include costs and expenses customarily or routinely incurred by Grantee to maintain or operate the Oil and Gas Assets or conduct daily operations; and
     b. an amount representing the estimated interest on projected Oil and Gas sales revenues Grantee and Grantee’s partners, joint venturers, co-owners, or royalty and overriding royalty owners (net of lease operating expenses) would otherwise reasonably expect to receive from such suspended or shut-in Oil and Gas Assets during the entire Temporary Suspense Period. The Engineer shall determine the interest on projected on Oil and Gas sales revenues using: (i) actual prices for Oil and Gas determined under the applicable sales contract at the point of sale for the period in which the Oil and Gas Assets are suspended or shut-in; (ii) projected volumes of Oil and Gas production during the suspense or shut-in period based on the historic actual Oil and Gas production and sales from the suspended or shut-in Oil and Gas Assets adjusted by normal decline curve analysis; (iii) historic actual charges to the Oil and Gas

Assets for lease operating, gathering, processing, transporting, and marketing expenses; and (iv) the then current prime interest rate on the first business day of the Temporary Suspense Period published in The Wall Street Journal or comparable daily financial publication which shall be the deemed interest rate Grantee would have otherwise received on its working interest share of suspended net revenues.
     2. If Grantee’s compliance with Grantor’s Notice of Subordination causes a suspension or shut-in of Oil and Gas Assets or operations for: (i) more than one hundred eighty (180) days during a one (1) year period, or (ii) more than one (1) Temporary Suspense Period in which operations are suspended for more than a total of one hundred seventy-five (175) days in any two (2) consecutive years, or (iii) are permanently suspended due to permanent abandonment or removal of Oil and Gas Assets from Category II Land, which action results in a reduction or loss of Grantee’s ability to produce and sell proved developed producing Oil and Gas (excluding CMM) reserves (“PDP Reserves”) at then current production levels, then Grantee’s sole and exclusive remedy for the abandonment or loss of its interests in such Oil and Gas Assets and all associated PDP Reserves shall be determined by the Engineer pursuant to this Section I.F. The term “PDP Reserves” shall mean proved developed producing oil and gas reserves as defined by the Society of Petroleum Engineers in Guidelines for the Evaluation of Petroleum Reserves and Resources 136 (2001). The Engineer shall calculate the compensation due Grantee as follows (and shall provide to Grantee and Grantor with copies of all appraisals, reports, analyses and other documentation supporting the compensation amounts in clauses (a) through (c) below):
     a. a reimbursement of all reasonable actual and direct costs to remove, transport, relocate and/or protect from subsidence the affected Oil and Gas Assets; provided, however, that Grantor shall have no obligation to reimburse Grantee for any costs or charges to relocate or transport affected Oil and Gas Assets outside of the state in which such assets are located unless such distance is less than fifty (50) miles;
     b. an amount equal to the then current market value of Grantee’s interests in all Oil and Gas Assets abandoned on Category II Land (excluding any gathering systems, trunk lines, or water disposal pipelines abandoned in-place, all of which shall be valued based on Grantee’s calculated book value using IRS allowed depreciation rates for such assets) in their then current condition as determined based on the average of at least two (2) written appraisals or offers received from independent third parties selected in good faith by Grantor and Grantee; provided, however, that Grantor shall have no duty or obligation to compensate Grantee for any Oil and Gas Assets sold in response to Grantor’s Notice of Subordination, even if sold for less than their then current fair market value or book value, as applicable;

      c. an amount equal to all reasonable and customary third party costs and expenses incurred by Grantee to reclaim any surface damage or disturbance attributable to operation or removal of such Oil and Gas Assets from Category II Land; provided, however, that Grantor, in its sole discretion, may elect to assume, discharge and perform all or any part of Grantee’s reclamation duties and obligations for such property and to indemnify and hold Grantee harmless for all such assumed reclamation obligations;
     d. an amount equal to the then current net present value of Grantee’s working interest in any remaining PDP Reserves in each drilling unit on Category II Land in which Oil and Gas Assets are abandoned, removed, suspended or shut-in beyond the Temporary Suspense Period (provided that Grantee shall have first been compensated under Section I.F.1 with respect to the Temporary Suspense Period), discounted at the rate of ten percent (10%), as determined by the Engineer as of the date each well is permanently shut-in in preparation for permanent plugging and abandonment. For the avoidance of doubt, in the case of a deemed permanent suspension or shut-in resulting from more than one (1) Temporary Suspense Period totaling more than one hundred and seventy-five (175) days in any two (2) consecutive years, the date of determination shall be the date on which the relevant Oil and Gas well is first shut-in in response to a Notice of Subordination; provided, however, that Grantor shall be entitled to set-off any payment made to Grantee pursuant to Section I.F.1 in respect of any Temporary Suspense Period and deduct any net revenues received by Grantee from the well during the relevant period from any payments required pursuant to this Section I.F.2.d. In order to qualify as PDP Reserves for purposes of determining any payments due pursuant to this Section I.F.2.d, the affected Oil and Gas wells and related Oil and Gas Assets must have been drilled and completed, and have commenced dewatering or production operations prior to abandonment. To the extent commercially practicable, Grantee shall keep all wells and equipment in good operating condition and diligently produce and sell Oil and Gas from such wells until they are plugged and abandoned. The value of PDP Reserves for each drilling unit will be established based on the actual well spacing in the field or as determined by applicable law, regulation, rule, or order or, in the absence of the foregoing, Grantee’s reasonable field practices. The Engineer shall determine the net present value of the PDP Reserves in accordance with standard Oil and Gas industry accounting and operating practices, and taking into account, among other factors: (i) actual prices for Oil and Gas determined under the applicable sales contract at the point of sale on the first business day following the day the well is plugged and abandoned by Grantee; and (ii) projected volumes of Oil and Gas production for the remainder of the life of the well based on PDP Reserve estimates and decline curve analysis or other similar types of analysis and modeling then currently used in the Oil and Gas industry which shall take into account, among other factors, historic operating costs (unescalated), gas quality, well operating history, gas processing, fuel usage, gas gathering, compression, transportation, and marketing charges and expenses and all taxes, assessments and other similar charges that would otherwise be due on the Oil and Gas Assets and production during the remaining projected well life. It is expressly agreed by the Parties that the valuation of Grantee’s PDP Reserves shall not include any value for (1) any class of reserves or resources that would not qualify as PDP Reserves at the time the Oil and Gas Assets are abandoned, removed, or shut-in beyond the Temporary Suspense Period, or (2) any CBM or CMM lost due to venting in advance of, or during, mining prior to plugging and abandoning any well; and
     e. an amount equal to all actual reasonable and customary third party costs and expenses incurred by Grantee to plug and abandon (to Grantor’s standards) any well subject to a Notice of Subordination; it being expressly agreed that Grantee shall have complete discretion with regard to plugging wells on Lands in which the Reserved Minerals are not reasonably likely to be commercially mined or otherwise commercially extracted within ten (10) years of the proposed commencement date of the affected Oil and Gas operations (such determination being made based upon reasonable assumptions and industry practice in effect as of the date of the Notice of Subordination).
Grantee shall make available to Grantor, the Engineer, and appraisers copies of all data, information, and records reasonably requested to determine any payments to be made to Grantee pursuant to this Section I.F.2.
     3. Concurrently with the delivery of the payments described in Section I.F, Grantee shall execute and deliver to Grantor executed releases pursuant to Section I.G., and a mine-through agreement, consisting of a deed and license in substantially the form attached hereto as Attachment “D-2” (the “Mine-Through Agreement”) by which Grantee shall, subject to the reversion of rights, titles, interests, estates and claims in and to CMM, convey, assign, and transfer to Grantor AS IS, WHERE IS, but free and clear of all liens, claims or encumbrances created by, through or under Grantee, all of Grantee’s interests in all Oil and Gas Assets and Oil and Gas Interests (limited by formation and depth), including all Other Agreements and Associated Rights relating to or associated with such interests, containing PDP Reserves within each drilling unit described in the Notice of Subordination for Category II Lands (such geographic area, the “Mine-Through Area”). Subject to the terms and conditions contained therein, the Mine-Through Agreement shall also license, grant and deliver to Grantor for its exclusive use and control AS IS, WHERE IS: (i) all of Grantee’s interests in Oil and Gas Assets and Oil and Gas Interests (including operating rights), including all Other Agreements and Associated Rights relating to or associated with such interests, in the Mine-Through Area which do not contain PDP

Reserves; and (ii) any data, files, records and information, leases, Permits, operating agreements, surface access agreements or rights-of-way, service contracts, sales and transportation contracts, and any other agreements relating to the operation of any Oil and Gas Assets and Oil and Gas Interests described in subclause (i) (collectively, “Licensed Interests”). Among other things, the Mine-Through Agreement shall also license and grant to Grantor (a) at its sole cost and expense, the right to use, operate, remove, relocate, shut-in, transfer, abandon, or sell (upon obtaining Grantee’s prior written approval which shall not unreasonably be withheld) any Licensed Interests, (b) the right to block or oppose the drilling or operation of any Oil and Gas well or injection well used for fluids or gas storage that would penetrate the Licensed Interests, (c) the right to block and oppose the issuance of any permit, license or authorization issued by any Governmental Authority for testing, exploration, drilling, production or operation of any Oil and Gas well or injection well used for fluids or gas storage that would penetrate the Licensed Interests, and (d) to exercise any other rights, interests, benefits granted to Grantee pursuant to this Deed that otherwise would in any way interfere with Grantor’s mining or other operations in the exercise of its Reserved Rights in the Mine-Through Area. Grantor, however, shall have no other duty or obligation with respect to any Licensed Interests except as otherwise provided in the Mine-Through Agreement. It is agreed that under the terms of the Mine-Through Agreement, Grantor shall not have the right to produce and sell Oil and Gas from any Licensed Interests; provided, however, Grantor shall have the right to produce and sell Oil and Gas from Oil and Gas Interests containing PDP Reserves and to vent CBM or CMM in connection with its mining operations with no obligation to Grantee. Each Mine-Through Agreement shall automatically terminate as to the Licensed Interests upon the occurrence of certain events specified in the Mine-Through Agreement. Upon Grantor’s delivery of a Notice of Subordination covering Category I Lands, Grantor and Grantee shall execute a Mine-Through License in substantially the form attached hereto as Attachment “D-3”.
     4. All of Engineer’s calculations and valuations and Grantor’s payments made pursuant to this Section I.F. shall be based on the then current working interest of Grantee and any co-owner, working interest partner, or joint venturer, and on the interest of any royalty or overriding royalty owner, in and with respect to the Oil and Gas Interests, Oil and Gas Assets, and all Oil and Gas production from each drilling unit within the Mine-Through Area.
     5. To the extent Grantee’s Oil and Gas Interests in any tract of the Land are less than 100%, Grantee acknowledges and agrees that the terms of any approved Development Plan or the Deed and this Exhibit “D” shall apply to any right, title, or interest in the Lands Grantee may hereafter acquire from any third party. Grantee further covenants and agrees that to the extent there are oil and gas interest owners other than Grantor and Grantee in the Lands, Grantee will diligently cooperate with Grantor to secure from all such Oil and Gas working interest owners in such Lands and Governmental Authorities all Permits required to fully exercise the Reserved Rights consistent with the terms of any approved Development Plan, the Deed, this Exhibit “D”, and applicable Legal Requirements. The Parties covenant and agree to work in good faith to perform their respective obligations hereunder, and to implement the transactions and performance contemplated hereby.
     G. Payment to Grantee and Delivery of Transfer Documents. Within thirty (30) days of receiving the Engineer’s and appraiser’s reserve report and valuations together with copies of all supporting documentation (including documentation to be provided by Grantee), Grantor shall pay Grantee, as its sole and exclusive remedy, all amounts determined to be due under Section I.F. At Grantor’s election, exercisable in its sole discretion, it may pay any royalties, overriding royalties, or production payments proportionately allocated to Grantee’s working interest in the Oil and Gas Interests containing the PDP Reserves directly to the appropriate party as identified in writing by Grantee, and deduct such amounts from amounts otherwise payable to Grantee under Section I.F. Otherwise, Grantee shall be solely responsible for all third party claims relating to its working interest in the Oil and Gas Assets and Oil and Gas Interests containing PDP Reserves, and for all amounts payable to partners, co-owners, joint venturers, other working interest owners, and royalty, overriding royalty and production payment owners, and shall defend and indemnify Grantor from all claims, demands, and causes of action relating to such claims. Upon receipt of Grantor’s payments pursuant to Section I.F., and as a condition to such payments, in addition to the Mine-Through Agreement, Grantee shall deliver to Grantor releases executed by Grantee and any creditors, lien holders, owners of royalties, overriding royalties, or production payments (other than such owners as have been paid directly by Grantor) releasing Grantor from all causes of action, claims, demands, losses, and damages arising from Grantor’s exercise of the Reserved Rights with respect to all of Grantee’s rights, title, and interests in such property. The Parties agree that to the extent the interests of federal or state entities are or could be implicated in connection with any payments to be made hereunder, that the Parties shall seek the prior approval of any applicable governmental agency or authority before such payments are made.
     II. Dispute Resolution.
     A. If the Parties are unable to agree upon an Engineer, the Engineer shall be selected by the arbitrator selected pursuant to Section II.B.
     B. Notwithstanding any claim or dispute by either Party that the Engineer’s or appraiser’s valuation is not made in accordance with the terms of this Exhibit “D”, Grantee shall fully and timely comply with Grantor’s Notice of Subordination in carrying out the Subordination Actions described therein. Such claims and disputes regarding either the selection of the Engineer or the Engineer’s or appraiser’s valuations of amounts due hereunder shall be resolved solely through binding arbitration by one petroleum engineer (or engineer of similar qualifications) or oil and gas accountant each with at least ten (10) years experience in field operations or marketing, purchasing, or selling Oil and Gas Assets including, without limitation, Oil and Gas Interests containing PDP Reserves, as the case may be. Grantor and Grantee shall cooperate to select the single arbitrator. Decisions by the arbitrator shall be issued within one hundred twenty (120) days of the selection of the arbitrator. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association; provided, however, that the Commercial Mediation Procedures provided for therein shall not apply unless the parties to the arbitration mutually agree. The final decision by the arbitrator shall be consistent with the provisions of this Exhibit “D”. Any arbitral decision or award may be enforced against the Parties or their assets wherever they may be located and a judgment on an arbitral award may be entered by any court having jurisdiction thereof and, for such purpose, each Party hereby submits to the jurisdiction of any such court and waives any objections based on inconvenient forum or lack of jurisdiction.
     C. For all other matters or disputes not subject to the provisions of Section II.B. or Section I.A.5, and for which the jurisdiction of the federal courts is available, each Party submits to the exclusive jurisdiction of the federal court for the district where the affected Land is located and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Assuming federal jurisdiction exists, each Party also agrees not to bring any action or proceeding arising out of or relating to this Exhibit “D” in any other court. To the extent federal jurisdiction does not exist with respect to any such dispute or claim, the Parties agree that any such dispute shall be brought in state district (circuit) or county court of general jurisdiction where the affected Lands and Oil and Gas Assets subject to the dispute are located. Each of the Parties waives any defense of inconvenient forum or lack of jurisdiction to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect to any such action or proceeding. The Parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary, and bargained agreement between the Parties to irrevocably waive any objections to venue, convenience of forum or jurisdiction.
     III. Integration. This Deed, together with the exhibits attached thereto, including this Exhibit “D”, constitute the entire agreement of the Parties relating to the subject matter of this Exhibit “D” and supersede all previous agreements, promises, representations, understandings, and negotiations, whether written or oral, among the Parties with respect to the subject matter hereof.

Attachment D-1
Form of Confidentiality Agreement

Attachment D-2
Form of Mine-Through Agreement

Attachment D-3
Form of Mine-Through License